Exhibit 99.1

VSB Bancorp, Inc.
Second Quarter 2009 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —July 14, 2009. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $459,297 for the second quarter of 2009, a 7.7% increase from the second quarter of 2008. The following unaudited figures were released today. Pre-tax income was $853,041 in the second quarter of 2009, as compared to $793,067 for the second quarter of 2008, an increase of $59,974, or 7.6%. Net income for the quarter was $459,297, or basic income of $0.26 per common share, as compared to a net income of $426,275, or $0.23 basic income per common share, for the quarter ended June 30, 2008.

The $33,022 increase in net income was attributable to an increase in net interest income of $224,621, due primarily to a decrease in interest expense of $259,903. The increase in net interest income was partially offset by an increase in non-interest expense of $110,496, an increase in the provision for loan losses of $45,000, and an increase in income tax expense of $26,952.

The $224,621 increase in net interest income for the second quarter of 2009 occurred primarily because our cost of funds declined more rapidly than our asset yields as market interest rates declined. We experienced a decrease in interest expense of $259,903, the most significant components of which were a $159,615 decrease in interest on time deposits and an $89,039 decrease in interest on subordinated debt because we repaid the subordinated debt on August 8, 2008. In contrast, interest income declined by only $35,282, as a $68,859 decline in interest income from other interest earning assets (principally overnight investments) and a decrease in investment income of $116,695 was partially offset by $150,272 increase in interest income from loans. The increase in interest income on loans included $47,793 representing interest owed for a prior period that was paid during the second quarter of 2009 on a non-accrual loan that was reinstated to accrual status. We also had an increase in the provision for loan losses of $45,000 due to continued economic weakness. We are aggressively collecting these charged-off loans in an effort to recover these amounts.

The average yield on loans declined 10 basis points from the second quarter of 2008 to the second quarter of 2009 but that decline was partially offset by a $7.9 million increase in average loan balances. The reductions in the prime rate have caused our prime based loans to reach their interest rate floors. These floors have helped to stabilize the interest income from the loan portfolio and were a significant contributor to moderating the decline in interest income. In contrast, the average yield on our investment securities portfolio declined 38 basis points and the average yield on overnight investments declined 195 basis points between the same periods. Non-interest income remained relatively stable, decreasing by $9,151 to $615,083 in the second quarter of 2009 when compared to the same quarter in 2008.

Comparing the second quarter of 2009 with the same quarter in 2008, non-interest expense increased by $110,496, totaling $2.0 million for the second quarter of 2009. The principal increase was an increase in FDIC and NYSBD assessments due to an increase in FDIC assessment rates and a special assessment by the FDIC. The FDIC increased its insurance premium rates to banks in 2009 due to losses to the FDIC insurance fund as a result of bank failures during 2008 and 2009, coupled with additional losses that the FDIC projects for the remainder of 2009 due to anticipated additional bank failures. Furthermore, the FDIC has imposed a 5 basis point special assessment, based on June 30, 2009 total assets net of Tier 1 capital, payable on September 30, 2009. The special assessment amounts to $100,000. The FDIC has also announced a probable second special assessment of 5 basis points coming in the second half of 2009. The other categories of non-interest expenses increased for various business reasons including increased salary and benefits due to additional staff and higher related benefit costs, increased utility costs. We also had increased costs of auditors due to our first year of compliance with Section 404 of the Sarbanes-Oxley Act, which requires management and the independent accountant to report on the company’s internal control over financial reporting.

Total assets increased to $225.9 million at June 30, 2009, an increase of $13.3 million, or 6.2%, from December 31, 2008. Total deposits, including escrow deposits, increased to $199.8 million, an increase of $11.7 million, or 6.2%. The mix of our deposits also changed as NOW accounts increased by $17.0 million and time deposits decreased by $14.2 million from year end 2008. The Bancorp’s Tier 1 capital ratio was 10.34% at June 30, 2009.

Average interest-earning assets and average loans increased by $18.8 million and $7.9 million, respectively, from the second quarter of 2008 to the second quarter of 2009. Average demand deposits, an interest free source of funds for us to invest, increased by $915,074 from the second quarter of 2008, representing approximately 33% of average total deposits for the second quarter of 2009. Average interest-bearing deposits increased by $11.8 million, resulting in an overall $12.7 million increase in total deposits from the second quarter of 2008 to the second quarter of 2009. Average interest-bearing liabilities increased by $7.5 million, which included the decrease in liabilities caused by repaying $5.2 million in subordinated debt in August 2008. The Company’s interest rate spread and interest rate margin were 3.82% and 4.21%, respectively, for the quarter ended June 30, 2009 as compared to 3.50% and 4.20%, respectively, for the quarter ended June 30, 2008. Our spread and margin were also helped by the effect of interest rate floors on our loans that helped maintain yields when our cost of funds was declining due to lower market interest rates.

Pre-tax income increased to $1,545,865 for the first six months of 2009, as compared to $1,466,108 for 2008, an increase of $79,757, or 5.4%. Net income for the six months ended June 30, 2009 was $832,348, or basic net income of $0.46 per common share, as compared to a net income of $788,220, or basic net income of $0.43 per common share, for the six months ended June 30, 2008. The $44,128 growth in net income for the six months ended June 30, 2009 was attributable principally to a $556,450 increase in net interest income as interest expense decreased by $604,747, due to a 115 basis point drop in the cost of time deposits and a $178,079 reduction in interest on subordinated debt due to the repayment in August 2008. Interest income decreased by only $48,297 as the decline in market rates had a lesser effect on interest income than our cost of funds due principally to the floors on our prime-based loans. We also had a $38,116 increase in non-interest income. The increase in net interest income was partially offset by an increase in the provision for loan losses of $290,000, due to weakness in the economy, and an increase in non-interest expense of $224,809, due primarily to an $84,000 increase in FDIC and NYSBD assessments. Income tax expense increased $35,629 due to the increase in pre-tax income.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The economy still does not show any real signs of strength but we have been able to increase our quarterly income despite higher loan loss provisions and the 5 basis point FDIC special assessment. Our assets climbed to $225.9 million and our total deposits reached $199.8 million at June 30, 2009, demonstrating strong growth from year end 2008.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated “Even in this poor economic climate, we paid our seventh consecutive dividend and we increased our capital base. Our strength coupled with our philosophy of delivering the highest quality personal service to the professionals and business owners on Staten Island are creating value for our stockholders.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $24.4 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
June 30, 2009
(unaudited)

	June 30, 2009	December 31, 2008

Assets:

Cash and cash equivalents	$37,386,551	$21,240,223
Investment securities, available for sale	115,350,244	120,288,588
Loans receivable	69,306,455	66,246,652
Allowance for loan loss	(928,064)	(987,876)

Loans receivable, net	68,378,391	65,258,776
Bank premises and equipment, net	3,461,215	3,695,822
Accrued interest receivable	710,936	723,473
Deferred taxes	—	525,839
Other assets	642,598	925,007

Total assets	$225,929,935	$212,657,728

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$65,288,402	$58,598,579
NOW	34,622,620	17,636,154
Money market	23,909,746	22,829,789
Savings	13,534,421	12,412,561
Time	62,106,445	76,323,494

Total Deposits	199,461,634	187,800,577
Escrow deposits	361,965	308,872
Accounts payable and accrued expenses	1,681,182	1,344,512

Total liabilities	201,504,781	189,453,961

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,945,134 issued, 1,850,491 outstanding at June 30, 2009 and 1,923,884 issued, 1,882,461 outstanding December 31, 2008)	195	192
Additional paid in capital	9,276,908	9,200,010
Retained earnings	15,331,339	14,714,143
Treasury stock, at cost (94,643 shares at June 30, 2009 and 41,423 shares at December 31, 2008)	(858,863)	(395,891)
Unearned ESOP shares	(817,211)	(901,750)
Accumulated other comprehensive gain, net of taxes of $1,258,894 and $488,735, respectively	1,492,786	587,063

Total stockholders’ equity	24,425,154	23,203,767

Total liabilities and stockholders’ equity	$225,929,935	$212,657,728

VSB Bancorp, Inc.
Consolidated Statements of Operations
June 30, 2009
(unaudited)

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008

Interest and dividend income:
Loans receivable	$1,323,189	$1,172,917	$2,653,895	$2,417,408
Investment securities	1,314,667	1,431,362	2,697,286	2,815,659
Other interest earning assets	5,693	74,552	10,434	176,845

Total interest income	2,643,549	2,678,831	5,361,615	5,409,912

Interest expense:
NOW	35,990	32,702	62,773	64,933
Money market	62,944	72,509	123,455	168,601
Savings	13,219	18,191	26,321	37,173
Subordinated debt	—	89,039	—	178,079
Time	220,765	380,380	531,317	899,827

Total interest expense	332,918	592,821	743,866	1,348,613

Net interest income	2,310,631	2,086,010	4,617,749	4,061,299
Provision for loan loss	100,000	55,000	375,000	85,000

Net interest income after provision for loan loss	2,210,631	2,031,010	4,242,749	3,976,299

Non-interest income:
Loan fees	24,773	21,285	50,524	43,508
Service charges on deposits	538,187	545,902	1,084,049	1,025,517
Net rental income	12,567	11,103	24,084	10,092
Other income	39,556	45,944	69,595	111,019

Total non-interest income	615,083	624,234	1,228,252	1,190,136

Non-interest expenses:
Salaries and benefits	911,745	868,263	1,823,728	1,778,671
Occupancy expenses	373,242	358,466	752,323	716,190
Legal expense	59,847	65,700	134,496	119,786
Professional fees	75,500	62,100	152,500	123,500
Computer expense	70,896	57,198	137,696	112,304
Director fees	60,675	57,700	111,775	114,950
FDIC and NYSBD assessments	101,500	46,500	177,000	93,000
Other expenses	319,268	346,250	635,618	641,926

Total non-interest expenses	1,972,673	1,862,177	3,925,136	3,700,327

Income before income taxes	853,041	793,067	1,545,865	1,466,108

Provision (benefit) for income taxes:
Current	450,353	400,690	876,203	733,590
Deferred	(56,609)	(33,898)	(162,686)	(55,702)

Total provision for income taxes	393,744	366,792	713,517	677,888

Net income	$459,297	$426,275	$832,348	$788,220

Basic income per common share	$0.26	$0.23	$0.46	$0.43

Diluted net income per share	$0.25	$0.23	$0.46	$0.42

Book value per common share	$13.20	$11.31	$13.20	$11.31